Exhibit 1.01

DSP Group, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2015

Overview

This report has been prepared by DSP Group, Inc. (the “Company”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. As permitted by the Rule, this report has not been subject to an independent private sector audit.

Applicability of the Conflict Minerals Rule to the Company

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (the “Conflict Minerals”). The “Covered Countries” for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. If a company has a reason to believe the minerals originated from the Covered Countries it should perform a supply chain due diligence.

The Company is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables original equipment manufacturers, original design manufacturers, consumer electronics manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT (Digital Enhanced Cordless Telecommunications) and/CAT-iq (Cordless Advanced Technology - Internet Quality), ULE (Ultra Low Energy), Wi-Fi, PSTN (Public Switched Telephone Network), HDClear™ intelligent voice enhancement, always on, background noise elimination and speech recognition accuracy enhancement, video and VoIP (Voice over Internet Protocol) technologies. The Company sells its products primarily through distributors and directly to OEMs and ODMs who incorporate its products into consumer products for the worldwide residential and wireless communications markets, and enterprise products for the worldwide office communications market.

The performance and functionality requirements imposed by the Company’s products (collectively, the “Subject Products”) require the use of advanced or sensitive materials that include a certain amount of tin, tantalum, tungsten and gold (“3TG”).

Supply Chain Overview

The Company conducted an analysis and found that a certain amount of 3TG is found in the Subject Products. However, the Company is a fabless company and does not manufacture any products. Therefore, it does not purchase any 3TG for the components within the Subject Products directly from mines, smelters or refiners. Rather, the Company contracts with various semiconductor manufacturers to manufacture its products, and they acquire the components necessary for the manufacture of the Subject Products from suppliers. The Company must therefore rely on its direct suppliers (which include its manufacturers) to provide information regarding the origins of the 3TG. The Company has relationships only with its direct suppliers but there are generally multiple tiers between the 3TG mines and its direct suppliers. Therefore, the Company relies on its direct suppliers to work with their downstream suppliers so they may provide the Company with accurate information about the origins of the 3TG in the Subject Products. The Company requires its direct suppliers to provide it with the necessary 3TG information.

Reasonable Country of Origin Inquiry

The Company identified the relevant direct suppliers for the reasonable country of origin inquiry (“RCOI”) process based on a list that was prepared by the Company’s production planning group. The total number of direct suppliers on the list was nine, from which the Company excluded one supplier that manufactures engineering samples for internal qualification purposes, and therefore did not implicate the functionality or production of the Subject Products. The final number of relevant direct suppliers for the RCOI is eight.

Because of the limited number of direct suppliers that were identified by the Company as in-scope vendors for Conflict Mineral regulatory purposes, the Company contacted all of those direct suppliers (such direct suppliers collectively referred to herein as the “Surveyed Suppliers”).

The Company requested that all Surveyed Suppliers provide information regarding the origins of the 3TG and the identification of the smelters and refiners using the most current template developed by the Conflict Free Sourcing Initiative ("CFSI"), known as the Conflict Minerals Reporting Template (the “CMRT”), revision 4.01. The Company believes that requesting the Surveyed Suppliers to complete the CMRTs represents its reasonable best efforts to determine the mines or locations of origin of 3TG in its supply chain.

The Company’s supplier engagement process included solicitation of survey responses from all Surveyed Suppliers and an assessment of such suppliers’ responses, including the identification of inconsistent, incomplete or inaccurate responses.

The Company received completed CMRTs from all Surveyed Suppliers.

The Company conducted due diligence activities and details its findings in this Conflict Minerals Report.

Design of Due Diligence

The Company’s due diligence measures have been designed to conform, in all material respects, with the due diligence framework presented by The Organisation for Economic Co-operation and Development (“OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related supplements for gold, tin, tantalum and tungsten.

Due Diligence Performed

Pursuant to the Rule, the Company performed due diligence on the source and origins of the 3TG in the Subject Products.

The due diligence measures the Company performed are presented below in accordance with the five-step framework established by the OECD.

Step 1. Establish Strong Company Management Systems

Conflict Minerals Policy

The Company has adopted a conflict minerals policy related to its sourcing of Conflicts Minerals. The Company believes that its commitment to integrity and citizenship extends to its worldwide supply base. The Company is committed to sourcing its products responsibly, and it expects its direct suppliers to also source materials from responsible suppliers. The Company is working through the CFSI extractives work group to improve traceability of minerals and ensure responsible sourcing. While working with the Surveyed Suppliers and when the Company believes it is necessary, the Company asks those direct suppliers to provide reasonable proof of the due diligence performed in order to support the country of origin certification and any other information provided by those direct suppliers.

The Company’s conflict minerals policy is publically available in the governance section of the investor relation page of the Company’s website at: http://ir.dspg.com/phoenix.zhtml?c=101665&p=irol-govhighlights. The Company endeavors to regularly communicate the substance of the policy to its relevant direct suppliers and employees.

Internal Team

The Company has established a management system to support supply chain due diligence related to the 3TG. The Company’s management system includes an executive steering committee sponsored by the senior responsible executive, and a team of subject matter experts from functions such as supplier management, engineering, finance, law, and the Company’s international organization. The team of subject matter experts is responsible for implementing the Company’s conflict minerals compliance strategy and is led by the Corporate Vice President of Operations.

Control Systems

Controls include a company-wide code of business conduct and ethics that outlines expected behaviors for all of the Company’s employees in a number of subject areas, including the Company’s relationships with its direct suppliers.

In addition, the Company has adopted the CFSI, reporting template and is using a systematic managing tool for tracking and managing direct suppliers’ responses.

Maintain Records

The Company has adopted a process to maintain business records relating to 3TG due diligence, including retention of records of the Company’s due diligence processes, findings and resulting decisions for a period of at least 5 years.

Supplier Engagement

The Company’s supplier engagement team continues to hold meetings to discuss best practices among its direct suppliers. The Company also requires its direct suppliers to provide it with the necessary 3TG information.

Grievance Mechanism

The Company has processes to listen to and act on concerns expressed by employees and others about possible improper or unethical business practices or violations of the Company’s stated policies. The Company’s conflict minerals policy includes a grievance and reporting mechanism to enable concerns and violations of such policy to be reported to the Chairman of Company’s Board of Directors or the Company’s Chief Financial Officer.

Step 2. Identify and Assess Risks in the Supply Chain

The Company reviewed all of the Surveyed Suppliers’ responses, against common criteria such as completeness, accuracy and consistency to determine whether further engagement was necessary. Some responses included incomplete responses as well as inconsistencies and inaccuracy within the data reported by those direct suppliers. In such cases, the Company worked directly with the Surveyed Suppliers in an effort to secure revised responses. Through this process, the Company has identified, to the best of its efforts, the smelters/refiners in its supply chain.

Part of the Company’s findings was that all of the Surveyed Suppliers have adopted a conflict minerals policy and have implemented due diligence measures for conflict free sourcing.

Step 3. Design and Implement a Strategy to Respond to Identified Risks

Due diligence within the Company is an on-going process and the Company is continuously working to improve its due diligence processes with respect to 3TG. Below is a non-exhaustive list of implementation steps.

•	The Company has implemented a risk management process to respond to identified risks.

•

The Company found no instance where it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a direct supplier. The Company engages in regular ongoing risk assessment, largely relying on direct suppliers’ annual data submissions, as well as, where appropriate, targeted follow-up activities, such as (i) contact direct suppliers whose responses were identified as incomplete, inconsistent or inaccurate, (ii) escalate initially non-responsive direct suppliers for engagement with higher level executives within the Company, and (iii) compare smelters/refiners identified by the supply chain survey against the list of facilities that have received a “conflict free” designation.

•	The Company has established procedures for employees, stockholders, direct suppliers, and customers to communicate concerns about the Company’s policies.

•	Senior management is briefed about the Company’s due diligence efforts on a regular basis.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

The Company does not manufacture any products and is a downstream consumer of 3TG. The Company does not purchase 3TG from smelters or refiners and is many steps removed from smelters and refiners who provide minerals and ores. The Company’s due diligence efforts relied on cross-industry initiatives such as those led by the CFSI, such as the CFSP, to conduct smelter and refinery due diligence. The Company then relies on the freely available lists of smelters on CFSI to perform validation checks of its smelter or refiner list.

Step 5. Report Annually on Supply Chain Due Diligence

This Conflict Minerals Report constitutes the Company’s annual report on its Conflicts Minerals due diligence, is publicly available in the governance section of the investor relation page of the Company’s website at: http://ir.dspg.com/phoenix.zhtml?c=101665&p=irol-govhighlights and is filed with the U.S. Securities and Exchange Commission.

Results of Assessment

The Company surveyed all of its direct suppliers, which amounted to eight suppliers in the aggregate. The survey response rate among those direct suppliers was 100%.

Based on information from the Company’s direct suppliers pursuant to the due diligence inquiry, below are the countries of origin of the 3TG in the Subject Products:

Conflict Mineral	Country of origin may include the following
Gold	Australia, Belgium, Brazil, Canada, China, Germany, Italy, Japan, Republic of Korea, South Africa, Spain, Switzerland, Taiwan, and United States
Tantalum	Australia, China, Germany, Japan, Kazakhstan, Russian Federation, Thailand, and United States
Tin	Belgium, Bolivia, Brazil, China, Indonesia, Japan, Malaysia, Peru, Philippines, Poland, Taiwan, Thailand, and United States
Tungsten	Australia, China, Germany, Japan, United States, and Vietnam

In addition, the list of smelters and refiners identified by our direct suppliers as part of the Company’s due diligence process can be found in the attached Annex 1.

The information gathered from the Company’s direct suppliers is not on a continuous, real-time basis. The Company can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals, since the information comes from direct and secondary suppliers and independent third party audit programs.

Further Risk Mitigation Efforts

The Company will continue to communicate its expectations and information requirements to its direct suppliers. The Company will also continue to monitor changes in circumstances that may impact the facts or its determination. Over time, the Company anticipates that the amount of information globally on the traceability and sourcing of these ores will increase and improve its knowledge. The Company will continue to make inquiries to its direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. The Company expects its direct suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

The Company intends to take or is considering the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG in its Subject Products benefit armed groups in the Covered Countries:

•	Continue to require direct suppliers to provide the Company with the necessary 3TG information.

•	Continue to work with the Company’s direct suppliers to maintain the response rate and improve the content of the supplier survey responses.

•

In the event that any of the Company’s direct suppliers are found to be providing the Company with Subject Products containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.

•	Continue to invest in Conflict Minerals due diligence toolsets.

•	Consider including a conflict minerals contractual clause into new supplier purchase orders or agreements.

•	Continue to implement policies and management systems to support compliance with the Rules.

•	Continue to refine the Company’s 3TG risk management strategy based on the results of the Company’s due diligence on products manufactured in 2015.

The Company has provided information as of the date of this report. Subsequent events, such as the inability or unwillingness of any direct suppliers, smelters or refiners to comply with the Company’s policy and inquiries, may affect the Company’s future determinations under Rule 13p-1.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the additional steps that the Company intends to take to mitigate the risk that the 3TG used in the Subject Products finance or benefit armed groups. Words such as “intends,” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Other examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including, without limitation, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis, if at all, (2) the accuracy and reliability of the information the Company receives, and (3) political, legal and regulatory developments in the Covered Countries.. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Annex 1

The following smelters and refiners were reported by our direct suppliers as being in their supply chains.

Metal	Smelter Name	Smelter Country
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asahi Refining Canada Limited	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Republic Metals Corporation	UNITED STATES
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tin	Alpha	UNITED STATES
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	PT Justindo	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA

Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	PT Inti Stania Prima	INDONESIA
Tin	Metallo-Chimique N.V.	BELGIUM
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY